Exhibit 99.2


Compaq Computer Corporation           P.O. Box 692000
Public Relations Department           Houston, Texas
                                      77269-2000

                                      Tel 281-514-0484
                                      Fax 281-514-4583

                                      http://www.compaq.com

                                                              NEWS RELEASE


[Logo of Compaq Computer Corporation appears here]
[Logo of Digital Equipment Corporation appears here]

FOR IMMEDIATE RELEASE
---------------------

                 COMPAQ AND DIGITAL RECEIVE FTC SECOND REQUEST

     HOUSTON, March 9, 1998 -- Compaq Computer Corporation (NYSE:CPQ) and Digital Equipment Corporation (NYSE:DEC) today announced that they each received a request for additional information from the Federal Trade Commission in connection with Compaq's pending acquisition of Digital.

     The companies will comply with the request for additional information promptly and do not anticipate that it will delay the merger, which is currently expected to close in the second quarter of 1998.

     The request for additional information was issued under notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

COMPANY BACKGROUNDS

     Compaq Computer Corporation, a Fortune 100 company, is the fifth largest computer company in the world and the largest global supplier of personal computers, delivering useful innovation through products that connect people with people and people with information. The company is an industry leader in environmentally friendly programs and business practices. Compaq is strategically organized to meet the current and future needs of its customers, offering Internet and enterprise computing solutions, networking products, commercial PC products and consumer PCs. As the leader in distributed enterprise solutions, Compaq has shipped over a million servers. In 1997, the company reported worldwide sales of $24.6 billion. Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products can be found at http://www.compaq.com or by calling 1-800-OK-COMPAQ. Product information and reseller locations can be obtained by calling 1-800-345-1518.
Historical financial results have been restated to reflect the pooling of Tandem.

     Digital Equipment Corporation, recognized for product and service excellence, is a leading supplier of high-performance, Web-based computing solutions, which help enterprises compete in the global marketplace. Digital gives its customers a winning Internet advantage through a comprehensive portfolio of Internet solutions based on award-winning systems, advanced networking infrastructure, innovative software, and industry applications - including those from its business partners. The expertise and experience of Digital employees help customers plan, design, implement, manage and support Internet solutions in countries throughout the world. For the latest company information, visit Digital on the World Wide Web at http://www.digital.com and/or http://www.newsdesk.com.
                                   #   #   #

Compaq, Registered U.S. Patent and Trademark Office. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

For further editorial information, contact:
Compaq Computer Corporation     Jim Finlaw           281-514-6137
                                jim.finlaw@compaq.com

Miller/Shandwick Technologies   Angela Goodwin       281-514-0688
                                angela.goodwin@compaq.com

Digital Equipment Corp.         Dan Kaferle          978-493-2195
                                dan.kaferle@digital.com